Exhibit 10.2

SUPERIOR COURT OF CALIFORNIA COUNTY OF HUMBOLDT
VINNIE LAVENDER by and through her Conservator, WANDA BAKER; WALTER SIMON; JACQUE LYN VILCHINSKY, Plaintiffs, vs. SKILLED HEALTHCARE GROUP, INC., et al., Defendants.	) ) ) ) ) ) ) ) ) ) ) ) )	Case No. DR060264 SETTLEMENT AGREEMENT AND RELEASE WITH THE PEOPLE OF THE STATE OF CALIFORNIA, BY AND THROUGH INTERVENOR, THE HUMBOLDT COUNTY DISTRICT ATTORNEY’S OFFICE

This Settlement Agreement and Release (the “Settlement Agreement”) is entered into as of September 7, 2010 (the “Settlement Date”), subject to the approval of the Court, by and among: (i) Intervenor, the People of the State of California, by and through the Humboldt County District Attorney’s Office (the “Intervenor”), and the Public Prosecutors (if any);1and (ii) Defendants Skilled

[1]

As used herein, the term “Public Prosecutors” means: (i) the Office of the Attorney General of the State of California (the “Attorney General”), or alternatively; (ii) the District Attorney’s Offices for the Counties of Orange, Riverside, Los Angeles, Fresno or Santa Barbara (collectively, the “District Attorneys”), or any of the District Attorneys or the Attorney General, as the case may be, which acknowledge and agree to the terms, conditions and obligations provided for in this Settlement Agreement. Participation by the Public Prosecutors is not required to bind Defendants, Plaintiffs or the Intervenor to the terms of the Settlement (as defined below).

Healthcare Group, Inc. (“SKH”); Skilled Healthcare, LLC; Granada Healthcare and Rehabilitation Center, LLC; Eureka Healthcare and Rehabilitation Center, LLC; Pacific Healthcare and Rehabilitation Center, LLC; Seaview Healthcare and Rehabilitation Center, LLC; St. Luke Healthcare and Rehabilitation Center, LLC; Bay Crest Care Center, LLC; Brier Oak on Sunset, LLC; The Earlwood, LLC; Royalwood Care Center, LLC; Sycamore Park Care Center, LLC; Villa Maria Healthcare Center, LLC; Valley Healthcare Center, LLC; Willow Creek Healthcare Center, LLC; Alta Care Center, LLC; Anaheim Terrace Care Center, LLC; Carehouse Healthcare Center, LLC; Devonshire Care Center, LLC; Elmcrest Care Center, LLC; Montebello Care Center, LLC; Alexandria Care Center, LLC; Hancock Park Rehabilitation Center, LLC; and Sharon Care Center, LLC (collectively, the “Defendants,” and, together with the Intervenor and the Public Prosecutors (if any), the “Parties,” or singularly, a “Party”) by and through their respective counsel of record.2

I.	RECITALS

A. On May 4, 2006 (as amended on April 16, 2008), Plaintiffs filed the Plaintiffs’ Complaint. By order dated June 23, 2008, Plaintiffs’ Motion for Class Certification was granted.

B. On May 25, 2006, Intervenor filed the Intervenor’s Complaint.

C. The Plaintiffs’ Complaint seeks relief on behalf of the Class comprised of current and former residents of the Defendant Facilities, or any Defendant Facility, during the period beginning September 1, 2003, and ending on the Settlement Date,3 and their family members. Members of the Class are collectively referred to herein as the “Class Members.” The Intervenor’s Action seeks relief on behalf the People of the State of California for alleged violations of California

[2]

Concurrently herewith, Defendants have entered into the Class Settlement Agreement and Release with Plaintiffs Vinnie Lavender (By and Through Her Conservator), Wanda Baker, Walter Simon, and Jacquelyn Vilchinsky (the “Plaintiffs’ Settlement Agreement”). Initially capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Plaintiffs’ Settlement Agreement.

[3]

As set forth in Section III.A of the Plaintiffs’ Settlement Agreement, the relevant period for all persons who resided at St. Luke runs from December 15, 2003 through and including the Settlement Date.

Business and Professions Code (“B&P Code”) § 17200, et seq., for alleged unlawful business practices, including relief under B&P Code sections 17203, 17206 and 17206.1. The Plaintiffs do not include persons that elected to “Opt Out” of these proceedings during the prior class notice period, as more specifically identified on Exhibit A to the Declaration of Ryanne Cozzi Re: Resident Opt-Out List filed with the Court on or about February 23, 2010.

D. The Defendants are the Defendant Facilities, SKH and Skilled Healthcare, LLC.

E. Throughout the Related Actions, the Defendants, and each of them, have denied and they continue to deny each and every cause of action, claim and contention alleged against them by the Plaintiffs and Intervenor in the Related Actions and under the Complaints filed therein.

F. Plaintiffs’ case was tried to a jury in the Superior Court of California for the County of Humboldt, Judge W. Bruce Watson, presiding. On July 6, 2010, the jury returned a verdict on liability and damages under Health & Safety Code section 1430, subdivision (b)4 (subsuming theories of liability under sections 1276.5 and 1599.1), and under the Consumer Legal Remedies Act (CLRA). The approximate total of damages awarded was $676.8 million.

G. The trial is incomplete. Remaining to be tried to or determined by the court are (1) equitable statutory claims, including restitution and other civil remedies sought by Intervenor; and (2) punitive damages.

H. On July 25, 2010, the Parties began mediation before retired San Francisco Superior Court Judge Daniel Weinstein and certain of his colleagues, at JAMS in San Francisco, California. The Parties met in person with the mediator and conducted numerous additional conferences by phone. In addition to the sessions with Judge Weinstein and/or his colleagues, the Parties and their counsel engaged in many additional conference calls, and other communications intended to further the process of Settlement. Negotiations were at arms length, hard fought, and frequently acrimonious.

[4]	All statutory references are to the Health & Safety Code, unless otherwise specified.

I. On August 13, 2010, the Parties reached an agreement regarding certain significant elements of a potential Settlement. The Parties conducted further negotiations over other terms of the Settlement, as reflected herein.

J. Plaintiffs, Intervenor and the Public Prosecutors (if any), have agreed to settle the Related Actions pursuant to the provisions of this Settlement Agreement and the Plaintiffs’ Settlement Agreement, respectively, set forth in detail below and in the Plaintiffs’ Settlement Agreement, considering, among other things:

1. The substantial benefits to the Class, Intervenor and the Public Prosecutors (if any) under the terms of this Settlement Agreement and the Plaintiffs’ Settlement Agreement;

2. The attendant expense, risks, difficulties, delays, and uncertainties of the continuation of trial, post-trial proceedings, and appeals; and

3. The Defendants’ financial condition and the risk the Class and/or Intervenor could obtain little or no relief if the proceedings did not resolve promptly.

K. Plaintiffs, Class Counsel, Intervenor and the Public Prosecutors (if any) agree that this Settlement Agreement and the Plaintiffs’ Settlement Agreement provide fair, reasonable, and adequate relief to the Class and Intervenor in the circumstances presented, and that settlement on the agreed terms, set forth below and in the Plaintiffs’ Settlement Agreement, is in the best interests of the Settlement Classes and Intervenor described below and in the Plaintiffs’ Settlement Agreement.

L. Class Counsel and Intervenor, after consultation with relevant experts, have carefully evaluated and compared the strengths, weaknesses, and relative merits of the claims of the Settlement Classes and Intervenor and have developed a distribution plan for division of the economic relief that recognizes, to the extent possible based on the available data and the uncertainties of litigation, the relative value of those claims.

M. The Parties mutually seek to compromise and settle any and all past, present, future and potential claims, controversies, disputes and issues arising out of, or directly or indirectly related to or arising from the matters that were alleged or asserted, or could have been alleged or asserted in the Intervenor’s Action, unless as otherwise provided by this Settlement Agreement. This

Settlement Agreement is entered into without the admission of any wrongful conduct, wrongdoing or liability by the Defendants, or any of them.

N. The Parties are willing to enter this Settlement Agreement only upon the assurance that each Party is authorized to enter this Settlement Agreement and is willing to comply with the terms, conditions and obligations hereunder.

O. The Parties acknowledge and agree that the Settlement has an estimated value of not less than $62.8 million (the “Estimated Settlement Value”), consisting of the Settlement Funds and the Estimated Injunction Costs.

NOW, THEREFORE, in light of the foregoing Recitals, and for good and valuable consideration, receipt of which is acknowledged, the Parties hereby agree as follows:

II.	SETTLEMENT RELIEF

A. An Injunction, as set forth below in Section II.E hereof;

B. The establishment of the Additional Settlement Fund, which shall be inclusive of, among other things, the Initial Additional Payment pursuant to Section II.F hereof.

C. Creation of the Settlement Funds: The creation of the Settlement Funds shall be governed by Section II.C of the Plaintiffs’ Settlement Agreement.

D. Distribution Plan: The Distribution Plan shall be governed by Section II.D of the Plaintiffs’ Settlement Agreement.

E. Implementation of Injunction:

1. The Parties agree to the entry, effective as of the Effective Date, if it occurs, by the Court of the Stipulation for Entry of Injunction (the “Injunction”) in the form attached to the Plaintiffs’ Settlement Agreement as Exhibit C

2. Defendants represent that the estimated costs of compliance with the terms of the Injunction are approximately $12.8 million (the “Estimated Injunction Costs”). Plaintiffs hereby agree and acknowledge that for purposes of calculating the Estimated Injunction Costs and the Actual Injunction Costs (as defined below), Defendants shall include any and all anticipated costs to develop, implement, monitor and report pursuant to the terms of the

Injunction, which shall include, but shall not be limited to costs attributable to (i) enhanced reporting requirements; (ii) implementing advanced staffing tracking systems; (iii) fees and expenses paid to the Auditor (as defined in the Injunction) and Special Master (as defined in the Injunction); and (iv) increased labor and labor related expenses; (v) lost revenues attributable to admission decisions based on compliance with the terms and conditions of the Injunction. Defendants shall provide a sworn declaration that supports the Estimated Injunction Costs and agree that such declaration may be filed in support of the Parties’ request for Court approval of this Settlement Agreement pursuant to Section VI hereof.

3. On or before the date that is three (3) months from the end of the term of the Injunction, Defendants shall provide the Auditor with documentation sufficient to determine the actual costs and expenses incurred by Defendants in compliance with the terms of the Injunction (the “Actual Injunction Costs”). Defendants hereby agree that if the Actual Injunction Costs are less than $9.6 million (the “Minimum Injunction Costs”), Defendants shall remit the amount by which the Actual Injunction Costs are less than the Minimum Injunction Costs, if any, to the Class Settlement Fund to be treated as Unused Funds as contemplated by Section II.C.5 of the Plaintiffs’ Settlement Agreement; provided, however, that to the extent that any Defendant Facility does not operate or is no longer operated by an affiliate of SKH during any portion of the term of the Injunction, the Minimum Injunction Costs shall be reduced by the amount of Estimated Injunction Costs attributable to such Defendant Facility for the period of time that such Defendant Facility was not in operation or was no longer operated by an affiliate of SKH.

F. Remedial Payments: On the Effective Date, if it occurs, remedial payments shall be made from the Additional Settlement Fund to the Humboldt County Treasurer-Tax Collector on behalf of The People of the State of California in the amount of $1.0 million payable at the same time that distributions commence to the Class Members (the “Initial Additional Payment”), for purposes of reimbursement to the Humboldt County District Attorney’s Office for litigation efforts in prosecuting this case and restitution and other civil remedies.

III.	[Intentionally Omitted]

IV.	RELEASE BY INTERVENOR AND PUBLIC PROSECUTORS (IF ANY)

A. On the Effective Date, if it occurs, except for the obligations arising under this Settlement Agreement and as necessary to enforce the terms of this Settlement Agreement, the Intervenor, the Public Prosecutors (if any), and each of them, on behalf of themselves and on behalf of The People of the State of California, hereby fully and forever waive, relinquish, release and discharge the Defendants, and each of them, and each of their former, present and future joint ventures, partnerships, parent and subsidiary affiliate corporations, related companies by common ownership, partners, principals, agents, employees, stockholders, officers, directors, managers, predecessors, successors, assigns, heirs, estates, executors, administrators, representatives and attorneys (which foregoing entities and individuals are collectively referred to herein as the “Defendant Released Parties”), of and from, without limitation, any and all civil claims, demands, controversies, damages, fines, penalties, charges, actions, causes of action, debts, liabilities, rights contracts, costs (including attorneys’ fees, costs and litigation expenses), indemnities, obligations and losses of every kind or nature whatsoever, including, without limitation, in contract, in tort (including, but not limited to, personal injury, emotional distress, and civil RICO claims), statute, regulation, or common law, whether in arbitration, regulatory, or judicial proceedings, whether as individual claims or as part of a class of claims or claims on behalf of the general public or a subset thereof, whether at this time known or unknown, anticipated or unanticipated, direct or indirect, fixed or contingent, liquidated or unliquidated, which may presently exist or may hereafter arise or become known, for or by reason of any act, omission, event, transaction, matter or cause whatsoever during the Class Period, directly or indirectly related to or arising from the matters that were alleged or asserted, or could have been alleged or asserted in the Intervenor’s Action (collectively, the “Released Claims”). The Parties acknowledge that the Released Claims shall not alter or modify the claims released pursuant to the Plaintiffs’ Settlement Agreement.

B. Without limiting the foregoing, the Released Claims specifically extend to claims that the Intervenor or the Public Prosecutors (if any) do not know or suspect to exist in their favor as of the date the Final Approval Order is entered by the Court. The Intervenor, the Public Prosecutors (if any), and each of them, on behalf of themselves and on behalf of The People of the State of California acknowledge, and are hereby deemed to acknowledge that they are aware that any of them may hereafter discover facts in addition to, or different from, those facts which they now know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention to release fully, finally and forever all Released Claims, and in furtherance of such intention, the release of the Released Claims will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts.

C. [Intentionally Omitted]

D. With respect to any and all Released Claims, the Intervenor and the Public Prosecutors (if any) expressly represent and warrant, and the Intervenor and each of the Public Prosecutors (if any) shall be deemed to have represented and warranted, that they have each read and understand fully the provisions of California Civil Code § 1542 (“section 1542”), which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

E. Having been apprised of the statutory language of section 1542, the Intervenor and the Public Prosecutors (if any) shall expressly elected to assume all risks for claims heretofore and hereafter arising, whether known or unknown, from the subject of this Settlement Agreement and waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law which is similar, comparable or equivalent to section 1542.

F. Nullification of Releases and Judgment of Dismissal With Prejudice:

1. As used herein: “Payee” means any person or entity to whom a portion of the Settlement Funds is paid, directly or indirectly; and “DRP” means any Defendant Released Party or any affiliate of any Defendant Released Party, or any successor to, assignee of, or estate of any Defendant Released Party or any such affiliate, or any trustee, receiver, or other fiduciary for any Defendant Released Party or any such affiliate or any such successor, assignee or estate.

2. Notwithstanding any other provision of this Settlement Agreement to the contrary, but subject to Section IV.F.3 below, if a Payee shall be required at any time to return, restore, repay, pay on account of the avoidance or recovery of, or in any other way surrender the benefit of all or any portion of the Settlement Payments (collectively a “Recovery”), to or for the benefit of any DRP, and the full amount of such Recovery is paid to or for the benefit of any DRP, then the release of Defendant Released Parties under this Settlement Agreement by or on behalf of such Payee, the Judgment of Dismissal With Prejudice (as defined below) as it applies to such Payee, and the release granted under this Settlement Agreement to or for the benefit of such Payee, shall thereupon automatically be of no further force or effect, as if the release by or on behalf of such Payee had never been entered into, the Judgment of Dismissal With Prejudice as it applies to such Payee had never been entered, and the release granted under this Settlement Agreement to or for the benefit of such Payee had never been entered into.

3. To the extent that a Recovery is made from the Escrow Agents and/or the Settlement Administrator with respect to funds that were to be distributed by the Settlement Administrator to the Intervenor, the Public Prosecutors (if any) and/or those Class Members who have mailed or delivered a Claim Form to the Settlement Administrator prior to the date of such Recovery, if any, and the full amount of such Recovery is paid to or for the benefit of any DRP, then Section IV.F.2 shall apply to the releases and the Judgment of Dismissal With Prejudice only as to the Intervenor, Public Prosecutors (if any), and/or such Class Members who have mailed or delivered a Claim Form, if any, whose funds are the subject of such Recovery (and for that purpose they shall be considered “Payees”), but Section IV.F.2 shall not affect the releases or the Judgment of Dismissal With Prejudice as to any other persons or entities who might have or could have become recipients of such funds under this Settlement Agreement.

V.	COVENANT NOT TO PROSECUTE RELEASED CLAIMS

A. From the Settlement Date until the Effective Date, if it occurs, or a Termination, if it occurs, and notwithstanding that the releases granted herein are not yet effective during that period, the Parties hereby covenant and agree not to commence or prosecute any action or proceeding based on any Released Claim, unless otherwise provided in this Settlement Agreement.

B. From and after the Effective Date, if it occurs, the Parties hereby covenant and agree never to commence or prosecute any action or proceeding based on any Released Claim, subject, however, to Section IV.F above, unless otherwise provided in this Settlement Agreement.

VI.	NOTICE AND APPROVAL OF THE SETTLEMENT

A. Class Counsel and Intervenor will submit preliminary approval papers for the Settlement, including a Motion for Preliminary Approval of Settlement Agreements, which shall seek preliminary approval of this Settlement Agreement and the Plaintiffs’ Settlement Agreement, along with a proposed order for preliminary approval substantially in the form of Exhibit D to the Plaintiffs’ Settlement Agreement (the “Preliminary Approval Order”), an agreed proposed form of mailed notice and a summary notice substantially in the Form of Exhibits E and F to the Plaintiffs’ Settlement Agreement (the “Notice” and the “Summary Notice,” respectively), the proposed form of the order for final approval substantially in the form of Exhibit G to the Plaintiffs’ Settlement Agreement (the “Final Approval Order”), and the executed Settlement Agreement and Plaintiffs’ Settlement Agreement, within a reasonable time following of execution of this Settlement Agreement and the Plaintiffs’ Settlement Agreement. The Defendants will not oppose the Motion for Preliminary Approval.

B. The Preliminary Approval Order will approve the form of the Notice, will find that the method of notice selected constitutes the best notice to all persons within the definition of the Settlement Classes that is practicable under the circumstances, and will find that the form and method of notice each comply fully with all applicable law.

C. The Parties will propose the following notice protocol for approval by the Court:

1. The appropriate form of the Notice, along with a claim form, will be mailed to the last known address of Settlement Class Members in Defendants’ records, by first class mail as soon as practicable, but in no event later than thirty (30) calendar days after the Court enters the Preliminary Approval Order;

2. The Settlement Administrator and each Class Counsel will provide a link on its website to a central site maintained by the Settlement Administrator to obtain downloadable and printable copies of the Settlement Agreement, the Notice and the Claim Form;

3. The Settlement Administrator will also provide publication notice of the Settlement Agreement (via the Summary Notice) through one (1) notice to be published in appropriate newspaper(s) of state-wide publication, or as otherwise ordered by the Court, not later than thirty (30) calendar days after the Court enters the Preliminary Approval Order; and

4. The Settlement Administrator will promptly re-mail any notices returned by the Post Office with a forwarding address.

D. All Administration Costs will be paid out of the Class Settlement Fund, except as otherwise provided in Section II.C.3 of the Plaintiffs’ Settlement Agreement.

E. The Settlement Administrator will file with the Court and serve upon Class Counsel, Intervenor and Defendants’ counsel no later than ten (10) calendar days prior to the hearing before this Court to consider the entry of the Final Approval Order (the “Final Approval Hearing”) an affidavit or declaration stating that notice has been completed in accordance with the terms of the Preliminary Approval Order.

F. The Final Approval Hearing will be held at a date and time to be set by the Court after mailing of the Notice and the passing of the Opt-Out Date and the date for Class Members to object to this Settlement. At the Final Approval Hearing, the Court will consider and determine whether the provisions of this Settlement Agreement, the Plaintiffs’ Settlement Agreement, and the

Distribution Plan should be finally approved as fair, reasonable and adequate, whether any objections to the Settlement should be overruled, whether attorneys’ fees, costs and Service Payments to Named Plaintiffs should be approved in the amounts requested, and whether a judgment and order finally approving the Settlement and dismissing any or all of the actions should be entered. Class Counsel for the Plaintiffs will file the Motion for Final Approval of the Settlement Agreements, which shall seek final approval of this Settlement Agreement and the Plaintiffs’ Settlement Agreement, on the schedule ordered by the Court and the Defendants will not oppose the Motion. The Parties will submit a proposed form of Final Approval Order substantially in the form of Exhibit G to the Plaintiffs’ Settlement Agreement.

G. The term “Effective Date” means, for purposes of this Settlement Agreement, assuming that no Termination has theretofore occurred, the fifth (5th) business day after the latest of the following dates: (a) the date upon which the time to commence an appeal of the Final Approval Order and a Judgment of Dismissal With Prejudice with respect to the Complaints, which shall include a provision vacating, as of the Effective Date, the Orders and Judgments for Permanent Injunction entered by the Court on August 26, 2010, and vacating, as of the Effective Date, certain identified rulings and orders made pursuant to hearings and during trial in the Related Actions (the “Judgment of Dismissal With Prejudice”)5 has expired, if no one has commenced any appeal or writ proceeding challenging the Final Approval Order and Judgment of Dismissal With Prejudice ; or (b) the date the Final Approval Order and Judgment of Dismissal With Prejudice has been affirmed on appeal or writ review (or the appeal or writ petition has been dismissed with prejudice), and the time within which to seek further review has expired. In no event will this Settlement Agreement or the Plaintiffs’ Settlement Agreement become effective unless the Court has entered the Judgment of Dismissal With Prejudice.

[5]	The form of Judgment of Dismissal With Prejudice agreed to by the Parties is attached to the Plaintiffs’ Settlement Agreement as Exhibit H.

H. Concurrently with the execution of this Settlement Agreement, Intervenor shall execute and authorize the filing of the Stipulation for Stay of Pending Appeal and [Proposed] Order Thereon, in the form attached to the Plaintiffs’ Settlement Agreement as Exhibit H.

VII.	[Intentionally Omitted]

VIII.	[Intentionally Omitted]

IX.	[Intentionally Omitted]

X.	[Intentionally Omitted]

XI.	[Intentionally Omitted]

XII.	NO ADMISSION OF WRONGDOING

A. The Parties acknowledge that the execution of this Settlement Agreement and consummation of the transactions contemplated hereby do not constitute an admission of liability, wrongdoing, or of any facts by the Defendant Released Parties. This Settlement Agreement, whether or not consummated, and any proceedings or events that occur pursuant to it:

1. Shall not be offered or received against the Defendant Released Parties for any purpose or used as evidence of, or to be construed as or deemed to be evidence of, any admission or concession by either the Defendant Released Parties of the truth or relevance of any fact alleged by Plaintiffs, the Class, Intervenor and/or the Public Prosecutors (if any), the validity of any claim that has been or could have been asserted in the Related Actions or in any other litigation, or of any liability, fault, or wrongdoing of any kind by or on behalf of the Defendant Released Parties.

2. Shall not be offered or received against any of the Defendant Released Parties as evidence of, or construed as or deemed to be evidence of, any admission or concession of any liability, fault, or wrongdoing, or in any way referred to for any other reason as against any of the Parties to this Settlement Agreement, in any other civil, criminal, regulatory or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Settlement Agreement; provided, however, that if this Settlement Agreement is approved by the Court, the Defendant Released Parties may refer to it to effectuate the liability protection granted them hereunder or to establish insurance coverage; and

3. Is not, and shall not be construed against any Party as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial, or as a reflection of the value of claims in any other litigation.

XIII.  PUBLIC STATEMENTS

Absent prior written approval by the other Parties, there shall be no press release or other public statements by any Party, including Intervenor, the Public Prosecutors (if any), Class Counsel, Plaintiffs or Class Members, regarding the Settlement other than the Court filings necessary to obtain entry of the Preliminary Approval Order and receive final approval of the Settlement at the Final Approval Hearing. The Parties expressly recognize the continuing need for confidentiality concerning all aspects of the proposed Settlement pending the Parties Motion for Preliminary Approval, other than as required by the Court. Nothing in this Section XIII, however, is intended to limit communications between and among Class Counsel and the Class or the ability of any Party to respond to a request from a third party to comment on the Settlement; provided, however, that any response by a Party to any request from a third party to comment on the Settlement shall be limited to the information contained in this Settlement Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that SKH is subject to the reporting requirements of Federal and state securities laws and the securities exchange(s) on which its securities are traded (the “Stock Exchange”) and, as such, SKH is expressly permitted to make all public disclosures required by law, including, but not limited to, the Securities Exchange Act of 1934 and the rules of the Stock Exchange.

XIV. TERMINATION

Prior to the Effective Date, if it occurs, the Parties shall have the right to terminate this Settlement Agreement (“Termination”) if certain events occur (the “Termination Events”) by providing written notice to the other Parties. The agreement concerning Termination Events will be contained in a confidential side letter to this Settlement Agreement and will be available for in camera inspection by the Court. The Parties agree to maintain the Termination Events and the confidential side letter concerning the Termination Events in strictest confidence, except as otherwise agreed. Notwithstanding the occurrence of a Termination Event, the following provisions of this Settlement Agreement shall remain in effect following Termination: Section XV; Section XVI; and Section XVIII.

XV. MEDIATORS CONTINUED INVOLVEMENT

Upon joint request of the Parties or by order of the Court, Judge Weinstein of JAMS may assist the Parties in resolving open issues that may arise.

XVI.  CONTINUING JURISDICTION OF THE SUPERIOR COURT

In accordance with Code of Civil Procedure section 664.6, the Superior Court of California for the County of Humboldt will have continuing jurisdiction over the Related Actions for the purpose of implementing the Settlement and all related matters, including this Settlement Agreement, the Settlement, the Final Approval Order, Entry of the Judgment of Dismissal With Prejudice, post-judgment issues, until all related matters are fully resolved. Any dispute regarding the Parties’ obligations pursuant to this Settlement Agreement and/or interpretation of the terms of this Settlement Agreement (that cannot be resolved by the mediator in the event of a joint request for mediation under Section XV hereof) will be presented to, and resolved by, Judge W. Bruce Watson, or if he is unavailable, by another judge of the Superior Court of California for the County of Humboldt, which Judge shall be appointed by the Presiding Judge of the Superior Court of California for the County of Humboldt.

XVII.  DISMISSAL

In connection with the entry of the Final Approval Order, the Judgment of Dismissal With Prejudice shall be entered by the Court.

XVIII.  MISCELLANEOUS PROVISIONS

A. Neutral Interpretation. This Settlement Agreement will not be construed more strictly against one Party than another merely because it may have been prepared by counsel for one of the Parties, it being recognized that, because of the arms’ length negotiations resulting in the Settlement Agreement, all Parties hereto have contributed substantially materially and equally to the preparation of this Settlement Agreement.

B. Choice of Law. This Settlement Agreement is to be construed, enforced, and administered in accordance with the laws of the State of California.

C. Additional Acts to Effectuate Settlement Agreement. The Parties hereto shall execute all documents and perform all acts necessary and proper to effectuate the terms of this Settlement Agreement and to obtain the benefit of the Settlement Agreement for the Parties.

D. No Oral Modification. Subject to any power of the Court to order a modification, this Settlement Agreement may not be modified or amended except by a writing signed by all Parties thereto and their respective attorneys.

E. Competency; Independent Counsel. Each Party to this Settlement Agreement represents and warrants that he, she, or it is competent to enter into this Settlement Agreement and in doing so is acting upon his, her, or its independent judgment and upon the advice of his, her, or its own counsel and not in reliance upon any warranty or representation, express or implied, or any nature or kind by any other Party, other than the warranties and representations expressly set forth in this Settlement Agreement itself.

F. Entire Agreement. This Settlement Agreement constitutes the entire agreement between and among the Parties with respect to the Settlement of the Related Actions, except as otherwise stated herein, and supersedes any and all prior negotiations and agreements.

G. Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

H. Authority to Bind. Intervenor and each of the Public Prosecutors (if any), represents that he or she is authorized to sign this Settlement Agreement on behalf of their respective Offices and constituents and to resolve the Intervenor’s Complaint. Each of the undersigned counsel for

Defendants represents that he or she is authorized to sign this Settlement Agreement on behalf of the particular Defendant or Defendants designated in the respective signature blocks below.

I. Cooperation. The Parties and their counsel agree to fully cooperate with each other to accomplish the terms of this Settlement Agreement, including but not limited to: (a) execution of such documents and to take such other action as may reasonably be necessary to implement the terms of this Settlement Agreement; and (b) providing documentation and data to effectuate class notice and claims administration; (c) obtaining entry by the Court of the Preliminary Approval Order and the Final Approval Order; and (d) providing documentation and data regarding the payments and distributions made pursuant to this Settlement Agreement from the Settlement Funds. The Parties to this Settlement Agreement shall use their reasonable best efforts, including all efforts contemplated by this Settlement Agreement and any other efforts that may become necessary by order of the Court, or otherwise, to effectuate this Settlement Agreement and the terms set forth herein.

J. Public Prosecutor Acknowledgement and Agreement. The Public Prosecutors executing this Settlement Agreement (if any), by and through their counsel’s signature below, hereby acknowledge the terms, conditions and obligations provided for in this Settlement Agreement by their respective (a) counterpart execution in space provided below; and (b) delivery of same to the attention of counsel to the Defendants (original by mail and a copy by facsimile).

[Signature Page Follows]

DATED: September 7, 2010

/s/ Paul Gallegos Paul Gallegos, Humboldt County District Attorney By: Wes Keat, Assistant District Attorney Attorneys for the Intervenor

DATED: September 7, 2010

/s/ Kippy L. Wroten WROTEN & ASSOCIATES By: Kippy L. Wroten Attorneys for all Defendants

[District Attorney Signature Page Follows]

ACKNOWLEDGED BY EACH OF THE PUBLIC PROSECUTORS (IF ANY) SIGNING

BELOW, as of this      day of September 2010:

Edmund G. Brown Jr., Attorney General of California
By:

Tony Rackauckas, Orange County District Attorney
By:

Rod Pacheco, Riverside County District Attorney
By:

Steve Cooley, Los Angeles County District Attorney
By:

Elizabeth Egan, Fresno County District Attorney
By:

Joyce Dudley, Santa Barbara County District Attorney
By: